                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13D

                   UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 1)*

                                  Mosaix, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                    Common Stock, $0.01 par value per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                  619454-10-1
                        -------------------------------
                                 (CUSIP Number)

George A. Pavlov c/o Mayfield Fund, 2800 Sand Hill Road, Suite 250, Menlo Park,
                                   CA 94025
--------------------------------------------------------------------------------
(Name, Address and Telephone Number of Person Authorized to Receive Notices and
                                Communications)

                                 July 25, 1997
                        -------------------------------
            (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box [_].

NOTE: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                 SCHEDULE 13D

-----------------------
 CUSIP NO. 619454-10-1
-----------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      Mayfield VI Investment Partners, a California Limited Partnership
      Tax I.D. 94-3060511   See Item 2 for identification of General Partner

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      SOURCE OF FUNDS (SEE INSTRUCTIONS)
 4
      WC

------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)
 5                                                                  [_]


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
      California

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF            0*

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8
                          0*
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING             0*

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH         10
                          0*
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11
      0*

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
12    (SEE INSTRUCTIONS)
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13
      0.0%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON* (SEE INSTRUCTIONS)
14
      PN

------------------------------------------------------------------------------



--------------------------------
        *       SEE ITEM 5.

                                 SCHEDULE 13D

-----------------------
 CUSIP NO. 619454-10-1
-----------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      Mayfield VI Management Partners, a California Limited Partnership
      Tax I.D. 94-3058675   See Item 2 for identification of General Partners

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      SOURCE OF FUNDS (SEE INSTRUCTIONS)
 4
      WC

------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)
 5                                                                  [_]


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
      California

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF            0*

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8
                          0*
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING             0*

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH         10
                          0*
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11
      0*

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
12    (SEE INSTRUCTIONS)
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13
      0.0%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON* (SEE INSTRUCTIONS)
14
      PN

------------------------------------------------------------------------------



--------------------------------
        *       SEE ITEM 5.

                                 SCHEDULE 13D

-----------------------
 CUSIP NO. 619454-10-1
-----------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      Mayfield VII, a California Limited Partnership
      Tax I.D. 94-3167809   See Item 2 for identification of General Partner

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      SOURCE OF FUNDS (SEE INSTRUCTIONS)
 4
      WC

------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)
 5                                                                  [_]


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
      California

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF            0*

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8
                          0*
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING             0*

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH         10
                          0*
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11
      0*

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
12    (SEE INSTRUCTIONS)
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13
      0.0%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON* (SEE INSTRUCTIONS)
14
      PN

------------------------------------------------------------------------------



--------------------------------
        *       SEE ITEM 5.

                                 SCHEDULE 13D

-----------------------
 CUSIP NO. 619454-10-1
-----------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      Mayfield VII Management Partners, a California Limited Partnership
      Tax I.D. 94-3167811   See Item 2 for identification of General Partners

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      SOURCE OF FUNDS (SEE INSTRUCTIONS)
 4
      WC

------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)
 5                                                                  [_]


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
      California

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF            0*

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8
                          0*
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING             0*

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH         10
                          0*
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11
      0*

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
12    (SEE INSTRUCTIONS)
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13
      0.0%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON* (SEE INSTRUCTIONS)
14
      PN

------------------------------------------------------------------------------



--------------------------------
        *       SEE ITEM 5.

                                 SCHEDULE 13D

-----------------------
 CUSIP NO. 619454-10-1
-----------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      Mayfield Associates Fund, a California Limited Partnership
      Tax I.D. 94-3062897   See Item 2 for identification of General Partners

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      SOURCE OF FUNDS (SEE INSTRUCTIONS)
 4
      WC

------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)
 5                                                                  [_]


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
      California

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF            0*

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8
                          0*
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING             0*

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH         10
                          0*
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11
      0*

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
12    (SEE INSTRUCTIONS)
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13
      0.0%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON* (SEE INSTRUCTIONS)
14
      PN

------------------------------------------------------------------------------



--------------------------------
        *       SEE ITEM 5.

                                 SCHEDULE 13D

-----------------------
 CUSIP NO. 619454-10-1
-----------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      Mayfield Associates Fund II, L.P., a California Limited Partnership
      Tax I.D. 94-319510   See Item 2 for identification of General Partners

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      SOURCE OF FUNDS (SEE INSTRUCTIONS)
 4
      WC

------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)
 5                                                                  [_]


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
      California

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF            0*

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8
                          0*
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING             0*

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH         10
                          0*
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11
      0*

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
12    (SEE INSTRUCTIONS)
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13
      0.0%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON* (SEE INSTRUCTIONS)
14
      PN

------------------------------------------------------------------------------



--------------------------------
        *       SEE ITEM 5.

                                 SCHEDULE 13D

-----------------------
 CUSIP NO. 619454-10-1
-----------------------



          This Statement on Schedule 13D originally filed with the Securities and Exchange Commission on April 2, 1997 (the "Schedule 13D"), by each of the reporting persons set forth on the cover pages hereto, relating to the Common Stock, par value $0.01 per share (the "Common Stock"), of Mosaix, Inc. (the "Issuer"), a Washington corporation formerly known as Digital Systems International, Inc., is hereby amended and supplemented as set forth below. Capitalized terms not defined herein have the meanings given to them in the
Schedule 13D.

          This Amendment No. 1 is the final amendment to the Schedule 13D.

Item 4.   Purpose of Transaction.
          ----------------------

          Item 4 of the Schedule 13D is amended by deleting the last sentence of the first paragraph thereto and each of the subsequent paragraphs of Item 4 and inserting in their place the following:

          "As described in Item 5, the reporting persons have distributed to their constituent partners or sold in market transactions all of the Common Stock to which this Schedule 13D relates."

Item 5.   Interest in Securities of the Issuer.
          ------------------------------------

          Item 5 of the Schedule 13D is amended by deleting the text thereof and inserting in its place the following:

          "(a), (b) and (c). On July 28, 1997, Mayfield VI and MAF distributed all of the Common Stock of the Issuer owned by them to their respective constituent partners, including their constituent general partner, Mayfield VI Management. On July 28, 1997, Mayfield VI Management distributed all of the Common Stock of the Issuer beneficially owned by it to its constituent partners. On July 25 and July 28, 1997, respectively, MAF II and Mayfield VII sold all of the Common Stock beneficially owned by them in market transactions. As a result of the distributions and the sales described in this paragraph, none of the reporting persons beneficially owns any Common Stock.

          (d)  Not applicable.

          (e) Each of the reporting persons ceased to be a beneficial owner of any Common Stock of the Issuer as a result of the distributions and the sales described in paragraphs (a), (b) and (c) of this Item 5."

                                 SCHEDULE 13D

-----------------------
 CUSIP NO. 619454-10-1
-----------------------

                                   SIGNATURES

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

     Dated:  September 12, 1997

                              MAYFIELD VI INVESTMENT PARTNERS,
                              A CALIFORNIA LIMITED PARTNERSHIP

                              By:  MAYFIELD VI MANAGEMENT PARTNERS,
                                  A CALIFORNIA LIMITED PARTNERSHIP,
                                  its General Partner

                              By: George A. Pavlov
                                  ----------------------------------------
                                  Name:  George A. Pavlov
                                  Title:  Authorized Signatory*



                              MAYFIELD VI MANAGEMENT PARTNERS,
                              A CALIFORNIA LIMITED PARTNERSHIP

                              By: George A. Pavlov
                                  ----------------------------------------
                                  Name:  George A. Pavlov
                                  Title:  Authorized Signatory*

                              MAYFIELD VII,
                              A CALIFORNIA LIMITED PARTNERSHIP

                              By:  MAYFIELD VII MANAGEMENT PARTNERS,
                                  A CALIFORNIA LIMITED PARTNERSHIP,
                                  its General Partner

                              By: George A. Pavlov
                                  ----------------------------------------
                                  Name:  George A. Pavlov
                                  Title:  Authorized Signatory*

                              MAYFIELD VII MANAGEMENT PARTNERS,

---------------------
        * Pursuant to the "Statement Appointing Designated Filer and Authorized Signatory" previously filed as Exhibit B to this Schedule 13D.

                                 SCHEDULE 13D

-----------------------
 CUSIP NO. 619454-10-1
-----------------------
                              A CALIFORNIA LIMITED PARTNERSHIP

                              By: George A. Pavlov
                                  ----------------------------------------
                                  Name:  George A. Pavlov
                                  Title:  Authorized Signatory*



                              MAYFIELD ASSOCIATES FUND, L.P.,
                              A CALIFORNIA LIMITED PARTNERSHIP

                              By: George A. Pavlov
                                  ----------------
                                  Name:  George A. Pavlov
                                  Title:  Authorized Signatory*

                              MAYFIELD ASSOCIATES FUND II, L.P.,
                              A CALIFORNIA LIMITED PARTNERSHIP

                              By: George A. Pavlov
                                  ----------------
                                  Name:  George A. Pavlov
                                  Title:  Authorized Signatory*

---------------------
        * Pursuant to the "Statement Appointing Designated Filer and Authorized Signatory" previously filed as Exhibit B to the Schedule 13D.